Exhibit 99.1

Books-A-Million Announces Withdrawal of Acquisition Proposal

Birmingham, Ala. (July 17, 2012) – Books-A-Million, Inc. (NASDAQ: BAMM) (the “Company”) announced today that the Anderson family has withdrawn the previously announced non-binding proposal made on April 28, 2012, to acquire all of the outstanding publicly-held shares of the common stock of the Company for $3.05 per share.  After discussing the proposal with the Special Committee of the Company’s Board of Directors and its advisors, the Anderson family has decided not to pursue the proposed acquisition at this time.

Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 257 stores in 31 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.  For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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